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                     April 19, 2022

       Wayde McMillan
       Chief Financial Officer
       INSULET CORPORATION
       100 Nagog Park
       Acton, Massachusetts 01720

                                                        Re: INSULET CORPORATION
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-33462

       Dear Mr. McMillan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences